Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tengion, Inc.:

We consent to the use of our report dated May 29, 2009, with respect to the statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows of Tengion, Inc. for the year ended December 31, 2008 and for the period from July 20, 2003 (inception) through December 31, 2008 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 18, 2011